Exhibit 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Digital Solutions, Inc.

West Palm Beach, Florida

We hereby consent to the use in this Form S-1 Registration Statement of Global Digital Solutions, Inc. of our report dated April 20, 2022, related to the consolidated financial statements of Global Digital Solutions, Inc. as of December 31, 2021 and 2020 and for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P

Certified Public Accountants

Dallas, Texas

February 10, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195
Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS